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                                                                   Exhibit 10.6C

                                 PROMISSORY NOTE

$300,000.00                                                     January 13, 2000



         FOR VALUE RECEIVED, the undersigned hereby promises to pay to Verilink Corporation ("Verilink") at Huntsville, Alabama, the principal amount of Three Hundred Thousand Dollars ($300,000.00). All principal due under this Note shall be paid on the earlier of (i) termination of the undersigned's employment by Verilink for any reason provided, however that for purposes of this paragraph
(i), the principal balance of this Note will be reduced by 25% each full year that the undersigned remains employed by Verilink; or (ii) within one (1) year after the value of the undersigned's exercisable Verilink stock options exceed $2,000,000 (fair market value of stock subject to exercisable options less total exercise price of such options). Interest shall be forgiven.

         This Note may be prepaid at any time, in whole or in part, without premium or penalty.

         If action should be instituted on this Note, the undersigned agrees to pay the holder, in addition to such amounts owed pursuant to this Note, all costs of collection, including a reasonable sum of attorney's fees.

         This Promissory Note shall be governed by the laws of the State of Alabama.




                                               /s/ Graham G. Pattison
                                        -----------------------------------
                                                 Graham G. Pattison